Exhibit 10.11

CONSULTING AGREEMENT

Quantum-Si Incorporated
530 Old Whitfield St
Guilford CT 06437

August 12, 2021

Dear Dr. Michael Mina:

We are pleased that you (“Consultant”) have agreed to perform consulting services for Quantum-Si Incorporated (the “Company”).  This letter is to confirm our understanding with respect to (i) Consultant rendering services to the Company, (ii) your agreement to protect and preserve information and property that is confidential and proprietary to the Company or other parties with whom the Company is affiliated or does business, including, but not limited to, 4Catalyzer Corporation (“4C”) and each of the other companies that has received or currently receives services from 4C (the terms and conditions agreed to in this letter shall hereinafter be referred to as the “Agreement”).  The companies that currently receive services from 4C are AI Therapeutics, Inc., Hyperfine Research, Inc., Protein Evolution, Inc., Detect, Inc., and Tesseract Health, Inc. (such companies herein collectively the “Supported Companies”).  In consideration of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, we have agreed as follows:

1.           Services of Consultant.

(a)          Consultant agrees to render consulting services to the Company. The principal services will be as the Chief Medical Advisor (CMA) of the Company, and aiding in the specification, development and commercialization of therapeutic and diagnostic products and/or services relating to the Company’s business. From time to time Consultant and Company shall agree in writing (via email shall be sufficient) on the requirements and scope of each project, including any deliverables to be provided, and maximum hours billable for each such project.  Each project shall be completed and all deliverables delivered within the agreed number of hours (any additional hours required shall be performed without additional charge). All materials and documents produced in connection with Consultant’s services, and all versions thereof, shall be kept in a shared folder maintained by Company.  Company shall provide Consultant with access to such folder for such purpose. In performing consulting services for the Company, Consultant shall provide consultation at such times and locations as are mutually agreeable to the Company and Consultant.  To the extent that Consultant has employees and/or agents that shall perform services on its behalf in connection with this Agreement, Consultant shall ensure that all such employees and agents adhere to the terms of this Agreement (as though each such employee or agent constitutes “Consultant” hereunder).  Consultant shall be responsible and liable for any and all breaches of this Agreement caused by such employees or agents.  In connection with Consultant’s performance of services, the Company shall have the right to publicize Consultant’s affiliation with the Company. Consultant shall use its best efforts in the performance of the services.

(b)          Consultant acknowledges and agrees that it will be an independent contractor for all purposes including, but not limited to, payroll and tax purposes.  Consultant shall not represent itself (or any of its employees or agents) as an employee or officer of the Company.

(c)          Consultant acknowledges and agrees that it currently is not a party to, and during the term of this Agreement it will not enter into, any other, agreement, arrangement, understanding or other relationship pursuant to which Consultant is obligated to render advice and services to a commercial entity in the Company’s “Field of Interest.”  The term “Field of Interest” with respect to the Company currently means in vitro biochemistry, including genomics/DNA sequencing, metabolomics, and proteomics.  The Company may modify the definition of its Field of Interest by written notice to Consultant based on the activities in which the Company is then engaged or in which the Company then proposes to be engaged.

2.           Term of Consulting Arrangement.  The term of this Agreement shall commence on April 19, 2021 and shall continue until terminated by either party providing written notice thereof (the “Term”).  The right of the Company or Consultant to terminate this Agreement, to which Consultant hereby agrees, shall be effective as of the date of such notice or as expressly indicated in such notice.

3.          Compensation for Services. The Company shall pay as the exclusive compensation for the services and agreements hereunder for $22,500 per month for 60% of full-time service (“FTE”) provided by Consultant, payable monthly. Additionally, the Company shall grant you a non-qualified option to purchase up to 450,000 shares of the Company’s common stock vesting monthly (2.778%) over three (3) years beginning on May 31, 2021; provided however that during any monthly period when Consultant’s commitment to the Corporation is less than 60% FTE, the cash paid and shares that vest that month will be reduced proportionately based on the reduction in FTE percentage relative to 60% FTE, and any shares that would have otherwise vested will be irrevocably forfeited back to the Corporation. The Company will reimburse reasonable out-of- pocket expenses incurred at the Company’s request from time to time.

4.         Continuing Obligations.  Consultant’s obligations and the Company’s obligations under this Agreement other than the provisions of Section 1 shall not be affected: (i) by any termination of this consulting arrangement, including termination upon the Company’s initiative; nor (ii) by any change in the nature of the services provided; nor (iii) by any interruption in the consulting arrangement.

5.         Prohibited Competition.

(a)  Certain Acknowledgements and Agreements.

(i)  Company and Consultant have discussed, and Consultant recognizes and acknowledges the competitive and proprietary nature of the Company’s business operations.

(ii)  Consultant acknowledges and agrees that a business will be deemed competitive with the Company if such business performs any of the services or develops, manufactures or sells any of the products or services in the Company’s Field of Interest (hereinafter, “Competitive”).

(iii)  Consultant further acknowledges and agrees that, during the course of performing services for the Company, the Company will furnish, disclose or make available to Consultant, and Consultant may develop, confidential and proprietary information related to the Company’s business.  Consultant also acknowledges that such confidential information has been developed and will be developed by or on behalf of the Company through the expenditure by the Company of substantial time, effort and money.

(b)  Covenants Not to Compete.  Consultant shall not, without the prior written consent of the Company:

(i)  during the Term and for a period of one (1) year after termination thereof, for itself or on behalf of any other person or entity, directly or indirectly, either as principal, agent, stockholder, employee, consultant, representative or in any other capacity, own, manage, operate or control, or be concerned, connected or employed by, or otherwise associate in any manner with, engage in or have a financial interest in any business which is Competitive with the business of the Company within the United States of America (the “Restricted Territory”), except that nothing contained herein shall preclude Consultant from purchasing or owning securities of any such business if such securities are publicly traded, and provided that any holdings do not exceed three (3%) percent of the issued and outstanding securities of any class of securities of such business; or

(ii)  during the Term and for a period of two (2) years after termination thereof, for itself or on behalf of or through any third party, service, solicit, divert or appropriate or attempt to service, solicit, divert or appropriate, for the purpose of engaging in a business Competitive with the business of the Company or any present or future parent, subsidiary or other affiliate of the Company which is engaged in a similar business as the Company, any customers or patrons of the Company, or any prospective customers or patrons with respect to which the Company has developed or made a sales presentation (or similar offering of services), located within the Restricted Territory; or

(iii)  during the Term and for a period of two (2) years after termination thereof, for itself or on behalf of or through any third party, directly or indirectly, solicit, entice or persuade or attempt to solicit, entice or persuade any employees of or consultants to the Company or any present or future parent, subsidiary or affiliate of the Company to leave the services of the Company or any such parent, subsidiary or affiliate for any reason or to directly or indirectly hire, employ or retain or offer to hire, employ or retain on behalf of any business Competitive with the business of the Company any employee of or consultants to the Company or any present or future parent, subsidiary or affiliate of the Company.

(c)  Reasonableness of Restrictions.  Consultant recognizes and acknowledges that (i) the types of services which are prohibited by this Section 5 are narrow and reasonable in relation to the scope of Consultant’s services which represent its principal salable asset both to the Company and to other prospective purchasers of Consultant’s services, and (ii) the specific but broad geographical scope of the provisions of this Section 5 is reasonable, legitimate and fair to Consultant in light of the Company’s need to market its services and sell its products in a large geographic area in order to have a sufficient customer base to make the Company’s business profitable and in light of the limited restrictions on the type of services prohibited herein compared to the types of services that Consultant provides.

(d)  Survival of Acknowledgements and Agreements.  Consultant’s acknowledgements and agreements set forth in this Section 5 shall survive the expiration or termination of this Agreement and the termination, for any reason, of consulting services.

6.           Protected Information.  Consultant shall at all times, both during the Term and after any termination of this Agreement, maintain in confidence and shall not, without the prior written consent of the Company, use, except in the course of performing consulting services for the Company, disclose or give to others any fact or information which was disclosed to or developed by Consultant during the course of performing services for, or receiving training from, the Company, (or any customer, vendor, or third party in connection with your services to Company, including, but not limited to, 4C and the Supported Companies), and is not generally available to the public including, but not limited to, this Agreement, the terms hereof, the fact that Company is working with or has had discussions with you, technical data, trade secrets, know-how, show-how, research, product plans, products, services, customer lists and customers, markets, software, developments, Inventions (as defined in paragraph 3), processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or any other scientific, technical, trade or business information of the Company (or any customer, vendor, or third party in connection with your services to Company, including, but not limited to, 4C and the Supported Companies) developed by you or disclosed to you by the Company either directly or indirectly in writing, orally or by drawings or observation (collectively, “Confidential Information”).  Confidential Information shall additionally include, without limitation, the nature and existence of the discussions and of any relationship between the parties. For the avoidance of doubt, and notwithstanding anything herein to the contrary, Consultant shall not use or disclose any Confidential Information (including, but not limited to, product information, plans, ideas, designs, features, functions or specifications) to, or on behalf of, any third party in connection with promotion, marketing, or solicitation of any product, service or business.  Consultant also agrees not to file patents, copyrights or trademark applications based on the Company’s technology, property or Confidential Information, nor seek to make improvements thereon, without the Company’s approval.  Consultant agrees not to make any copies of such Confidential Information of the Company (except when appropriate for the furtherance of the business of the Company or duly and specifically authorized to do so) and promptly upon request by the Company, whether during or after the period of the consulting arrangement, to return to the Company or otherwise dispose of as requested by the Company any and all documentary, machine-readable or other elements or evidence of such Confidential Information, and any copies that may be in Consultant’s possession or control.  In the event Consultant is questioned by anyone not employed by the Company or by an employee of or a consultant to the Company not authorized to receive such information, in regard to any such information or any other secret or confidential work of the Company, or concerning any fact or circumstance relating thereto, Consultant will promptly notify the President of the Company.

Consultant shall label all documents that contain Company’s confidential and/or proprietary information as follows (with no additional confidentiality or intellectual property notices):

Quantum-Si Confidential & Proprietary
Copyright © [year] Quantum-Si Incorporated

7.         Ownership of Ideas, Copyrights and Patents.

(a)  Property of the Company.  All ideas, discoveries, creations, manuscripts and properties, innovations, improvements, know-how, show-how, inventions (whether patentable or not), designs, trade secrets, developments, apparatus, techniques, methods, software, source and object code, technology, biological processes, cell lines, laboratory notebooks and formulas in or related to the Field of Interest, whether or not reduced to practice and whether or not patentable or copyrightable, which were or may be conceived, reduced to practice or developed during the Term or any other time during which Consultant is providing services to the Company or with the assistance of financial or other support from the Company (or if involving Confidential Information, conceived or developed during or after the Term) by Consultant, whether or not in conjunction with another or others, whether or not during business hours, and whether at the request or upon the suggestion of the Company or otherwise, (all of the foregoing, as well as any related improvements, modifications or derivatives thereof, being hereinafter referred to as the “Inventions”), shall be the sole and exclusive property of the Company.  To the maximum extent permitted by law, the Inventions referred to in the prior sentence will be deemed “works made for hire” as the term is used in the United States Copyright Act.  Consultant hereby assigns to the Company all worldwide right, title and interest in and to all of the Inventions, and all intellectual property rights therein, including the right to sue for and recover for past infringement.  All Inventions shall constitute the Confidential Information of the Company, subject to the protections set forth in Section 6 of this Agreement.  Consultant represents and warrants that it will conduct all services for or relating to the Company using its and/or Company’s equipment and resources (and no equipment or resource of any kind owned by any other person or business), such that any Inventions developed in connection with Consultant services to the Company shall be owned exclusively by the Company.  Consultant agrees to maintain and furnish to the Company complete and current records of all such Inventions and to disclose to the Company in writing all such Inventions.  Promptly after Company’s request, Consultant shall provide to the Company in writing a full, signed statement of all Inventions in which Consultant has participated.

(b)  Cooperation.  At any time during or after the Term, Consultant agrees that it will fully cooperate with the Company its attorneys and agents, and the Company will compensate Consultant for time, effort and work in this regard during or after the Term as agreed to in Section 3 of this Agreement or as otherwise agreed by the Parties, in the preparation and filing of all papers and other documents as may be required to perfect the Company’s rights in and to any of such Inventions, including, but not limited to, promptly providing any facts or documents requested by Company pertaining to the Inventions, and joining in any proceeding to obtain letters patent, copyrights, trademarks or other legal rights of the United States and of any and all other countries on such Inventions, provided that the Company will bear the expense of such proceedings, and that any patent or other legal right so issued to Consultant shall be assigned by Consultant to the Company without charge.  Consultant hereby designates the Company as its agent, and grants to the Company a power of attorney with full power of substitution (which power of attorney shall be deemed coupled with an interest), for the purpose of effecting the foregoing assignments to the Company.

8.         Disclosure to Third Parties.  Consultant agrees that Company may provide in its discretion, a copy of the covenants contained in Sections 1c, 5, 6 and 7 of this Agreement to any business or enterprise which Consultant may directly, or indirectly, own, manage, operate, finance, join, control or in which Consultant participates in the ownership, management, operation, financing or control, or with which Consultant may be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise.

9.         Records.  Promptly after Company’s request, Consultant shall deliver to the Company or otherwise dispose of as requested by the Company any property of the Company which may be in Consultant’s possession including, but not limited to, all products, materials, memoranda, notes, keys, laboratory notebooks, records, data, reports, or documents, or copies of any of the foregoing.

10.        No Conflicting Agreements.  Consultant hereby represents and warrants that it has no commitments or obligations inconsistent with this Agreement.  Consultant hereby agrees to indemnify and hold the Company harmless against any loss, damage, liability or expense arising from any claim based upon circumstances alleged to be inconsistent with such representation and warranty.  During the term of this Agreement, Consultant will not enter into any agreement, either written or oral, which may conflict with this Agreement, and Consultant will arrange to provide services under this Agreement in such a manner and at such times that such services will not conflict with Consultant’s obligations under any other agreement, arrangement, understanding, or relationship that Consultant may have with any third party.

11.         Independent Contractors.  This Agreement does not constitute, and shall not be construed as constituting, an undertaking by the Company to hire Consultant (or any employee or agent thereof) as an employee of the Company.  Consultant acknowledges that it will be working as an independent contractor only.  Consultant will not be entitled to receive any of the benefits provided by the Company to its employees, and Consultant will be solely responsible for the payment of all federal, state and local taxes and contributions imposed or required on income, unemployment insurance, social security and any other law or regulation.

12.         General.

(a)  Notices.  All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party’s address set forth below or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) sent by electronic internet mail, email, with a reply acknowledgement by recipient, (iii) sent by overnight courier, or (iv) sent by registered mail, return receipt requested, postage prepaid:

If to the Company:	Quantum-Si Incorporated
530 Old Whitfield St
Guilford CT 06437
Attn: Legal Dept.

If to Consultant:	At the address set forth on the last page of this Agreement.

All notices, requests, consents and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if made by email, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise, (iii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iv) if sent by registered mail, on the fifth business day following the day such mailing is made.

(b)  Entire Agreement.  This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof.  No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

(c)  Modifications and Amendments.  The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.

(d)  Waivers and Consents.  The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions.  No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar.  Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

(e)  Assignment.  The Company may assign its rights and obligations hereunder to any person or entity who succeeds to all or substantially all of the Company’s business or that aspect of the Company’s business in which Consultant is principally involved.  Consultant’s rights and obligations under this Agreement may not be assigned without the prior written consent of the Company.

(f)  Benefit.  All statements, representations, warranties, covenants and agreements in this Agreement shall be binding on the parties hereto and, in the case of the Company, its parents, subsidiaries and other affiliates; and shall inure to the benefit of the respective successors and permitted assigns of each party hereto.  Nothing in this Agreement shall be construed to create any rights or obligations except among the parties hereto, and no person or entity shall be regarded as a third‑party beneficiary of this Agreement.

(g)  Governing Law.  This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the Connecticut, without giving effect to the conflict of law principles thereof or any other state.

(h)  Dispute Resolution.

(i)  Any controversy, dispute or claim arising out of, related to or in connection with this Agreement that is not resolvable in a reasonable amount of time by diligent negotiation of the Parties to this Agreement shall be submitted for resolution to the exclusive jurisdiction of the United States District Court for the District of Connecticut sitting in New Haven County, or if that court is unable to exercise jurisdiction for any reason, the Connecticut State Courts sitting in New Haven County.

(ii)  Company and Consultant each hereby irrevocably consent to the service of process in any lawsuit brought under this Agreement by delivery by hand to a party’s address set forth in Section 12(a) or by mailing copies thereof by certified mail, postage prepaid, to the party at its address set forth in Section 12(a).

(iii)  Company and Consultant each hereby irrevocably consent to the exclusive jurisdiction of the United States District Court for the District of Connecticut and the Connecticut state courts sitting in New Haven County.  Accordingly, with respect to any such court action, the Company and Consultant each hereby:  (A) submit to the personal jurisdiction of these courts; (B) waive any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process; and (C) waive any objection to jurisdiction based on improper venue, improper jurisdiction, inconvenient forum, violation of public policy or any other basis.

(iv)  Consultant and the Company each hereby expressly acknowledge that any breach or threatened breach of any of the terms and/or conditions set forth in Section 3, 5, 6 or 7 of this Agreement will result in substantial, continuing and irreparable injury to the non-breaching party.  Therefore, in addition to any other relief to which the non-breaching party may be entitled, Consultant and the Company each hereby agree that the non-breaching party shall be entitled to temporary, preliminary and permanent injunctive or other equitable relief in the event of any breach or threatened breach of the terms of Section 3, 5, 6 or 7 of this Agreement, without the need to post any bond.

(i)  Severability.  The parties intend this Agreement to be enforced as written.  However, (i) if any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a duly authorized court having jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law; and (ii) if any provision, or part thereof, is held to be unenforceable because of the duration of such provision or the geographic area covered thereby, the Company and Consultant agree that the court making such determination shall have the power to reduce the duration and/or geographic area of such provision, and/or to delete specific words and phrases (“blue-penciling”), and in its reduced or blue-penciled form such provision shall then be enforceable and shall be enforced.

(j)  Headings and Captions.  The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify, or affect the meaning or construction of any of the terms or provisions hereof.

(k)  No Waiver of Rights, Powers and Remedies.  No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of the party.  No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.  The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies.  No notice to or demand on a party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

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(l)  Counterparts.  This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

If the foregoing accurately sets forth our agreement, please so indicate by signing and returning to us the enclosed copy of this letter.

Very truly yours,
Quantum-Si Incorporated

By:	/s/ Christian LaPointe

Name:	Christian LaPointe

Title:	General Counsel

Accepted and Agreed:

By:	/s/ Michael Mina

Name:	Dr. Michael Mina

Address:

2021 Addendum to Consulting Agreement (the “Agreement”) Between
Quantum-Si (“Company”) And
Dr. Michael Mina (“Consultant”)

Company acknowledges that Consultant’s primary responsibilities are to President and Fellows of Harvard College (“Harvard”) and that Consultant is required to comply with Harvard policies, including Harvard’s Statement of Policy in Regard to Intellectual Property, as amended, restated and renamed on February 4, 2008, and amended on October 4, 2010 and December 12, 2013, and as may be further amended from time to time (collectively, “Harvard Policies”). Company further acknowledges that the Harvard Policies take priority over any obligations that Consultant may have to Company by reason of the Agreement.

Company agrees that it will not request or require Consultant, in the performance of his or her services to the Company, to employ proprietary information of Harvard, to make use of Harvard’s time or resources, or to involve Harvard students, employees, post-doctoral fellows or any other Harvard personnel other than Consultant.

Nothing in the Agreement shall be construed to restrict or hinder Consultant’s ability to conduct current or future research or teaching assignments with Harvard, to limit Consultant’s ability to publish work generated in the performance of Consultant’s research or teaching at Harvard, or to infringe on Consultant’s academic freedom.

Company further acknowledges that Consultant, in his or her capacity as a consultant, is not an agent or representative of Harvard for any purpose and has no authority to act for or bind Harvard. Without limiting the foregoing, any obligations pertaining to any confidential or other information provided to Consultant by Company will apply only to Consultant and not Harvard.

Company may not use the name of Harvard or any of it schools or other units, other than to identify Consultant’s employer, without prior written permission from Harvard.

To the extent that there is a conflict between the terms of the Harvard Policies or this Addendum, on the one hand, and the terms of the Agreement, on the other, the terms of the Harvard Policies and this Addendum shall control. Without limiting the foregoing, Company specifically acknowledges that Consultant cannot assign or convey to or vest in Company any rights in any intellectual property whatsoever, whether or not patentable or copyrightable, that conflict with Harvard’s rights in or to such intellectual property under the Harvard Policies.

Company	Consultant

By: /s/ Christian LaPointe Name: Christian LaPointe Title: General Counsel Date: August 12, 2021	By: /s/ Michael Mina Michael J. Mina, MD, PhD August 12, 2021